                                                                  EXHIBIT 99.(b)

                                   AGREEMENT


                           DATED 18th February, 1999



                                US$440,000,000


                        MULTICURRENCY REVOLVING CREDIT
                                   FACILITY


                                      for


                              SECURITAS AB (publ)
                                  as Company


                                  ARRANGED BY


                               DEUTSCHE BANK AG
                                  as Arranger


                                      and


                         DEUTSCHE BANK LUXEMBOURG S.A.
                               as Facility Agent


                                      and


                                    OTHERS
                                   as Banks



                                 ALLEN & OVERY
                                    London

                                  PG:69973.5

                                     INDEX
Clause                                                                   Page

    1.  Interpretation..................................................   1
    2.  The Facility....................................................  11
    3.  Purpose.........................................................  12
    4.  Conditions Precedent............................................  12
    5.  Drawdown........................................................  13
    6.  Repayment.......................................................  14
    7.  Prepayment and Cancellation.....................................  14
    8.  Interest Periods................................................  16
    9.  Interest........................................................  17
   10.  Selection of Currencies.........................................  18
   11.  Amount of Loans Denominated in Dollars or Optional Currencies...  19
   12.  Payments........................................................  19
   13.  Taxes...........................................................  21
   14.  Market Disruption...............................................  22
   15.  Increased Costs.................................................  24
   16.  Illegality......................................................  25
   17.  Mitigation......................................................  25
   18.  Representations and Warranties..................................  25
   19.  Undertakings....................................................  29
   20.  Default.........................................................  37
   21.  The Facility Agent and the Arranger.............................  41
   22.  Fees............................................................  45
   23.  Expenses........................................................  46
   24.  Stamp Duties....................................................  46
   25.  Indemnities.....................................................  47
   26.  Evidence and Calculations.......................................  48
   27.  Amendments and Waivers..........................................  48
   28.  Changes to the Parties..........................................  49
   29.  Disclosure of Information.......................................  51
   30.  Set-Off.........................................................  52
   31.  Pro Rata Sharing................................................  52
   32.  Severability....................................................  53
   33.  Counterparts....................................................  53
   34.  Notices.........................................................  54
   35.  Language........................................................  55
   36.  Jurisdiction....................................................  55
   37.  Governing Law...................................................  56

Schedules

1.    Banks and Commitments.............................................  57
2.    Conditions Precedent Documents....................................  58
3.    Form of Request...................................................  60
4.    Form of Novation Certificate......................................  61

Signatories.............................................................  62

          THIS FACILITY AGREEMENT is dated 18th February, 1999 between:

          (1) SECURITAS AB (publ) (the "Company");

          (2) DEUTSCHE BANK AG as arranger (the "Arranger");

          (3) THE FINANCIAL INSTITUTIONS listed in Schedule 1 as banks (the "Banks"); and

          (4) DEUTSCHE BANK LUXEMBOURG S.A. as facility agent (the "Facility Agent").

          IT IS AGREED as follows:

          1.  INTERPRETATION

          1.1  Definitions

          In this Agreement:

          "Acquisition"

          means the acquisition by the Company of at least a majority of the outstanding shares of common stock in the Target.

          "Affiliate"

          means a subsidiary or a holding company (in each case as defined in section 736 of the Companies Act 1985 of England and Wales as amended) of a Bank or any other subsidiary of that holding company.

          "Agent's Fee Letter"

          means the letter dated the date of this Agreement between the Facility Agent and the Company setting out the amount of the agency fee referred to in Clause 22.3 (Agent's fee).

          "Arsredovisningslagen"

          means the Swedish accounting Act known as Arsredovisningslagen Act (1995:1554).

          "Bokforingslagen"

          means the Swedish accounting Act known as Bokforingslagen (1976:125).

          "Business Day"

          means a day (other than a Saturday or a Sunday):

          (a) in relation to a transaction involving any payment in Dollars, on which banks are open for general business in New York; or

          (b) in relation to a transaction involving any payment in an Optional Currency, on which banks are open for general business in the principal financial centre of the country of that currency; or

          (c) in relation to a transaction involving payments or rate fixing relating to Euros, a TARGET Day; and

          (d) in all other respects, on which banks are open for general business in London, Luxembourg, New York and Stockholm.

          "Code"

          means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time in effect.

          "Commitment"

          means:

          (a) in relation to a Bank which is a Bank on the date of this Agreement, the amount in Dollars set opposite its name in Schedule 1; or

          (b) in relation to any other Bank, the amount of Commitment acquired by it under Clause 28 (Changes to the Parties), to the extent not cancelled, reduced or transferred under this Agreement.

          "Compliance Certificate"

          has the meaning given to it in Clause 19.2(e) (Financial information).

          "Controlled Group"

          means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or (c) of the Code.

          "Default"

          means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), might constitute an Event of Default.

          "Dollars" and "$"

          means the lawful currency for the time being of the United States of America.

          "Drawdown Date"

          means the date of the advance of a Loan.

          "Equity Offering"

          means the equity offering by the Company in connection with the Acquisition.

          "ERISA"

          means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder from time to time in effect.

          "Euro" "EUR" and "E"

          means the single currency of the Participating Member States.

          "EURO-LIBOR"

          means in relation to any Loan in Euros:

          (a)  the applicable Screen Rate; or

          (b) if no Screen Rate is available for the relevant period, the arithmetic mean of the rates (rounded upwards to five decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to prime banks in the European interbank market, at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in Euros for a period comparable to the Interest Period of the relevant Loan.

          "Event of Default"

          means an event specified as such in Clause 20.1 (Events of Default).

          "Extension Option Fee"

          means the fee to be agreed between the Arranger, the Banks and the Company for the extension of the original Repayment Date.

          "Facility Agent's Spot Rate of Exchange"

          means the Facility Agent's spot rate of exchange for the purchase of Euros or the relevant Optional Currency in the European foreign exchange market with Dollars at or about 11.00 a.m. on a particular day.

          "Facility Office"

          means the office(s) notified by a Bank to the Facility Agent:

          (a) on or before the date it becomes a Bank; or

          (b) by not less than five Business Days' notice,

          as the office(s) through which it will perform all or any of its obligations under this Agreement.

          "Fee Letter"

          means the Up-front Fee Letter or the Agent's Fee Letter.

          "Finance Documents"

          means this Agreement, any document effecting any amendment to this Agreement, the Fee Letters or any other document designated as such by the Facility Agent and the Company.

          "Finance Party"

          means a Bank, the Arranger, or the Facility Agent.

          "Financial Indebtedness"

          means (without double counting) any indebtedness in respect of:

          (a) moneys borrowed or any debit balance;

          (b) any debenture, bond, note, loan stock or other security;

          (c) any acceptance credit;

          (d) receivables sold or discounted (otherwise than on a non-recourse basis);

          (e) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

          (f) any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

          (g) for the purposes of Clause 20.6 (Cross-default) only, any currency or interest swap or exchange or any cap or collar arrangement or any other hedging transaction;

          (h) any commitment for, or underwriting of, any indebtedness of a type referred to in paragraphs (a) to (g) (inclusive) above; and

          (i) any guarantee, indemnity or similar assurance against financial loss of any person.

          "Gearing Ratio"

          has the meaning given to it in Clause 19.13(a) (Financial covenants).

          "Group"

          means the Company and its Subsidiaries.

          "Holding Company"

          has the meaning ascribed to it in Section 736 of the Companies Act
          1985.

          "Interest Period"

          means each period determined in accordance with Clause 8 (Interest Periods).

          "LIBOR"

          means:

          (a)  the applicable Screen Rate; or

          (b) if no Screen Rate is available for the relevant currency and period or in the case of Sterling, the arithmetic mean (rounded upward to five decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to prime banks in the London interbank market, at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Loan for a period comparable to the Interest Period of the relevant Loan.

          "Loan"

          means, subject to Clauses 8 (Interest Periods) and 10 (Selection of Currencies), the principal amount of each borrowing by the Company under this Agreement or the principal amount outstanding of that borrowing.

          "Majority Banks"

          means, at any time, Banks:

          (a) whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding; or

          (b) if there are no Loans then outstanding, whose Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments; or

          (c) if there are no Loans outstanding and the Total Commitments have then been reduced to zero, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

          "Margin"

          means, for the period from the date of this Agreement until the Repayment Date the rate of 0.30% (thirty hundredths of one per cent.) per annum.

          "Margin Stock"

          has the meaning provided in Regulation U.

          "Multi Employer Plan"

          means a "multi employer plan" as defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has, or has at any time within the preceding five years, had an obligation to contribute.

          "Net Proceeds"

          means the amount of the proceeds of the Equity Offering after deduction of all reasonable costs, fees and expenses incurred in connection with the Equity Offering.

          "Novation Certificate"

          has the meaning given to it in Clause 28.3 (Procedure for novations).

          "Optional Currency"

          means any currency (other than Dollars and Euros and for the avoidance of doubt including national currency units of a Participating Member State) which is for the time being freely transferable and convertible into Dollars and Euros and deposits of which are readily available in the European interbank market.

          "Original Accounts"

          means the audited consolidated accounts of the Company for the year ended 31st December, 1997.

          "Original Dollar Amount"

          in relation to a Loan, means:

          (a) if that Loan is denominated in Dollars, the amount of that Loan;
              or

          (b) the principal amount of a Loan denominated in Euros or an Optional Currency, translated into Dollars on the basis of the Facility Agent's Spot Rate of Exchange on the third Business Day before drawdown of such Loan.

          "Participating Member State"

          means a member state of the European Communities that adopts the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union.

          "Party"

          means a party to this Agreement.

          "PBGC"

          means the Pension Benefit Guaranty Corporation.

          "Plan"

          means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which either:

          (a) is maintained, or contributed to, by any member of the Controlled Group for employees of any member of the Controlled Group; or

          (b) has at any time within the preceding five years been maintained, or contributed to, by any person which was at such time a member of the Controlled Group for employees of any person which was at such time a member of the Controlled Group.

          "Rate Fixing Day"

          means the second Business Day before the Drawdown Date for that Loan or in the case of rate fixing in relation to Sterling the Drawdown Date or in the case of rate fixing in relation to the first Loan only (if such Loan is not a Sterling Loan), the first Business Day before the Drawdown Date.

          "Reference Accounting Requirements"

          means the Swedish Accounting Requirements applicable to and used in the Original Accounts.

          "Reference Banks"

          means subject to Clause 28.4 (Reference Banks):

          (a) in respect of STIBOR three Banks to be agreed upon between the Facility Agent, the relevant Bank and the Company; and

          (b) in all other respects Deutsche Bank Luxembourg S.A. and two other Banks to be agreed upon between the Facility Agent, the relevant Bank and the Company.

          "Regulations, T, U and X"

          means, respectively, regulations, T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Relevant Stock Exchange"

          means any recognised international stock exchange upon which the Company's equity or debt securities are listed at the relevant time.

          "Repayment Date"

          means, unless such date is extended pursuant to Clause 2.5 (Extension of Repayment Date), nine months from the date of this Agreement.

          "Reportable Event"

          means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the

          PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

          "Request"

          means a request made by the Company for a Loan, substantially in the form of Schedule 3.

          "Reuters Screen"

          means the relevant page on the Reuters service (or such other service or page as may replace that service or page for the purpose of displaying the relevant offered rate).

          "Screen Rate"

          means:

          (a) in relation to LIBOR and EURO-LIBOR, the rate per annum of the offered quotation for deposits in the relevant currency for the relevant period displayed on Reuters Screen "LIBOR 01" or "LIBOR 02" page (as the case may be);and

          (b) in relation to STIBOR the rate per annum of the offered quotation for deposits in SEK for the relevant period displayed on Reuters Screen "SIOR" page.

          "Security Interest"

          means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

          "SEK"

          means the lawful currency for the time being of the Kingdom of Sweden.

          "Sterling"

          means the lawful currency for the time being of the United Kingdom.

          "STIBOR"

          means:

          (a)  the applicable Screen Rate; or

          (b) if no Screen Rate is available for the relevant currency and period, the arithmetic mean (rounded upward to five decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to prime banks in the Swedish interbank market, at or about 11.00 a.m. Stockholm time on the applicable Rate Fixing Day for the offering of deposits in SEK for a period comparable to the Interest Period of the relevant Loan.

          "Subsidiary"

          means a subsidiary within the meaning of the Swedish Companies Act (1975:1385).

          "Swedish Accounting Requirements"

          means:

          (a) Bokforingslagen and Arsredovisningslagen;

          (b) the accounting requirements contained in the Swedish Companies Act (1975:1385); and

          (c) accounting principles and practices generally accepted in Sweden,

          as the same are from time to time in force or applied.

          "Target"

          means Pinkerton's Inc., Westlake Village, California, USA.

          "TARGET"

          means the Trans-European Automated Real-time Gross Settlement Express Transfer System.

          "TARGET Day"

          means a day on which payments in Euros are settled in the TARGET system.

          "Termination Event"

          means any of the events set out in Clauses 7.5 (Unlawfulness) and 7.6 (Ownership of the Company).

          "Total Assets"

          means the value of the total assets which are shown in the most recent published consolidated accounts of the Company.

          "Total Commitments"

          means the aggregate for the time being of the Commitments of all the Banks, being US$440,000,000 as at the date of this Agreement.

          "United States"

          means the United States of America.

          "Up-front Fee Letter"

          means the letter dated the date of this Agreement between the Arranger and the Company setting out, inter alia, the amount of the Up-Front fee referred to in Clause 22.1 (Up-Front fee).

     1.2  Construction

     (a) In this Agreement, unless the contrary intention appears, a reference to:

          (i) "assets" includes present and future properties, revenues and rights of every description;

              an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing and registration;

              a "month" or a period of "months" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the relevant later calendar month, except that if there is no numerically corresponding day in that later month, that period shall end on the last Business Day in that calendar month; and

              a "person" includes any person, company, partnership, association, government, state agency or other entity;

              a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

        (ii) a provision of law is a reference to that provision as amended or re-enacted;

       (iii) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

        (iv)  a person includes its successors, transferees and assigns;

         (v) a Finance Document or another document is a reference to that Finance Document or other document as amended, novated or supplemented;

        (vi) words importing the singular shall include the plural and vice versa; and

       (vii)  a time of day is a reference to London time.

    (b) Unless the contrary intention appears, a term used in any other Finance Document or in any Novation Certificate or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document, Novation Certificate or notice as in this Agreement.

    (c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.   THE FACILITY

2.1  Facility

(a) Subject to the terms of this Agreement, the Banks grant to the Company a committed multicurrency revolving credit facility under which the Banks will make Loans in Dollars, Euros or Optional Currencies up to an aggregate Original Dollar Amount not exceeding the Total Commitments.

(b) No Bank is obliged to participate in Loans in an aggregate Original Dollar Amount exceeding its Commitment.

2.2  Number and frequency of Loans

     Up to two Loans may be made on the same Drawdown Date. Subject to this, no Request may specify a Drawdown Date which is within five Business Days of another Drawdown Date, and no more than five Loans may be outstanding at the same time.

2.3  Nature of a Finance Party's rights and obligations

(a) The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out its obligations under the Finance Documents shall not relieve any other Party of any of its obligations under the Finance Documents. No Finance Party shall be responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.4  Change of Currency

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

     (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent after consultation with the Company and, if, in its sole discretion, the Facility Agent deems that it is reasonably practicable to do so, with the Banks; and

     (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other rounded up or down by the Facility Agent (acting reasonably)., after consultation with the Company and, if, in its sole discretion, the Facility Agent deems that it is reasonably practicable to do so, with the Banks, rounded up or down by the Facility Agent acting reasonably.

(b) If a change in any currency of a country occurs, this Agreement will be amended to the extent the Facility Agent acting reasonably specifies to be necessary, after consultation with the Company and, if, in its sole discretion, the Facility Agent deems that it is reasonably practicable to do so, with the Banks, to reflect the change in currency and to put the Banks and the Company in the same position so far as possible, that they would have been in if no change in currency had occurred.

2.5  Extension of Repayment Date

     Pursuant to a written request by the Company (such request to be received by the Facility Agent no later than the date falling six months after the date of this Agreement) and provided that no Default and/or Termination Event is subsisting, the Banks upon agreement between all of the Banks (acting through the Facility Agent) and the Company as to the rate of Margin, agency fee, and/or Extension Option Fee and/or any other fees payable (for the purposes of this Clause only (the "Fees")) will extend the original Repayment Date by an additional period of not more than twenty four months. Any Fees agreed pursuant to this Clause will reflect the market rate (if any) for such Fees at the time of agreeing such Fees. The Facility Agent shall notify the Company and the Banks in writing of any such extension of the original Repayment Date pursuant to this Clause.

 3.  PURPOSE

     The Company shall apply each Loan towards the Acquisition and its general corporate purposes. Without affecting the obligations of the Company in any way, no Finance Party is bound to monitor or verify the application of any Loan.

 4.  CONDITIONS PRECEDENT

 4.1 Documentary conditions precedent

     The obligations of each Finance Party to the Company under this Agreement are subject to the condition precedent that the Facility Agent has notified the Company and the Banks that it has received all of the documents set out in Schedule 2 in form and substance satisfactory to the Facility Agent. The Facility Agent agrees to use reasonable endeavours to give such notification promptly upon receipt of all such documents.

4.2  Further conditions precedent

     The obligations of each Bank to advance any amount under Clauses 5.3 (Advance of Loan) or Clause 11 (Amount of Loans denominated in Dollars or Optional Currencies) are subject to further conditions precedent that on both the date of the Request (if applicable) and the date on which the relevant amount is to be advanced:

     (a) the representations and warranties in Clause 18 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the advance; and

(b) no Default or Termination Event is outstanding or is, in the opinion of the Facility Agent, reasonably likely to result from the advance or, in the case of a Termination Event, to affect the advance.

5.   DRAWDOWN

5.1  Commitment Period

(a) The Company may borrow a Loan if the Facility Agent receives, not later than 10.00 a.m. (or in the case of the first Loan only, 11.00 a.m. (Luxembourg time)) three Business Days (or in the case of the first Loan only, two Business Days) before the proposed Drawdown Date, a duly completed Request. The undrawn amount of the Total Commitments shall automatically be cancelled at close of business in London on the Repayment Date.

(b) Each Request is irrevocable and the Company is bound to borrow in accordance with that Request.

5.2  Completion of Requests

     A Request will not be regarded as having been duly completed unless:

     (a) the Drawdown Date is a Business Day which falls on or before the date falling one month prior to the Repayment Date;

     (b) if the currency selected is Dollars, the Original Dollar Amount of the Loan is a minimum of US$100,000,000 and, if more, an integral multiple of US$40,000,000, or the balance of the undrawn Total Commitments;

     (c) if the currency selected is Euros or an Optional Currency, the amount of the Loan requested is an integral multiple of 40,000,000 of the largest currency unit of that Optional Currency but at least the equivalent of US$100,000,000 (based on the Agent's Spot Rate of Exchange on the Business Day before the relevant Rate Fixing Day) or the balance of the undrawn Total Commitments;

     (d) the currency selected is Dollars, Euros or an Optional Currency and otherwise complies with Clause 10 (Selection of Currencies);

     (e) the Interest Period selected complies with Clause 8 (Interest Periods); and

     (f) the payment instructions comply with Clause 12 (Payments).

     Subject to Clause 2.2 (Number and frequency of Loans), unless the Facility Agent otherwise agrees, each Request must specify one Loan only, although the Company may, subject to the other terms of this Agreement, deliver more than one Request on any one day.

5.3  Advance of Loan

     The Facility Agent shall promptly notify each Bank of the details of the requested Loan. Subject to the terms of this Agreement, each Bank shall on the proposed Drawdown Date make available to the Facility Agent the amount of its participation in the Loan. The amount of a Bank's participation in a Loan will be the proportion which its Commitment bears to the Total Commitments on the proposed Drawdown Date.

5.4  Reduction of Total Commitments

     No Loan may be drawn under the Facility which would , when taken together with the other Loans outstanding on its proposed Drawdown Date and which have Interest Periods extending beyond that date for reduction of the Total Commitments, render the aggregate amounts of Loans outstanding in excess of the Total Commitments (as reduced) on that date for reduction.

6.   REPAYMENT

     The Company shall repay each Loan in full on the last day of its Interest Period.

7.   PREPAYMENT AND CANCELLATION

7.1  Mandatory Prepayment

     The Company shall on the date for the receipt of subscription monies in respect of the shares stipulated in the offering circular (or any equivalent document) relating to the Equity Offering apply the Net Proceeds of the Equity Offering in prepayment of the Loans. The Total Commitments shall automatically be cancelled by an amount equal to the amount of such Net Proceeds.

7.2  Voluntary prepayment

     Subject to Clause 25.2 (Other financial indemnities), the Company may, by giving not less than 5 Business Days' prior notice to the Facility Agent, prepay any Loan in whole or in part (but, if in part, in a minimum of an Original Dollar Amount of $40,000,000 and an integral multiple of an Original Dollar Amount of $20,000,000) on any Business Day.

7.3  Voluntary cancellation

     The Company may, by giving not less than 30 days' prior notice to the Facility Agent, cancel in whole or in part the undrawn amount of the Total Commitments (but, if in part, a minimum of $40,000,000 and, if more, in integral multiples of $20,000,000). Any such cancellation shall reduce the Commitment of each Bank pro rata.

7.4  Additional right of prepayment and cancellation

     If:

     (a) the Company is required to pay to a Bank any additional amount under Clause 13 (Taxes); or

     (b) the Company is required to pay to a Bank any amount under Clause 15 (Increased Costs);

then, without prejudice to the obligations of the Company under those Clauses, the Company may, whilst the circumstances continue, serve a notice of prepayment and cancellation on that Bank through the Facility Agent. On the date falling five Business Days after the date of service of the notice:

     (i) the Company shall prepay that Bank's participation in all the Loans together with all other amounts payable by the Company to that Bank under this Agreement; and

     (ii)  that Bank's Commitment shall be cancelled.

7.5   Unlawfulness

      If it is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents (and for so long as the same is continuing), the Facility Agent may, and shall if so directed by the Majority Banks, by notice to the Company:

      (a) cancel the Total Commitments, whereupon the Total Commitments shall be immediately cancelled; and/or

      (b) demand that all or part of the Loans, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

      (c) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

7.6  Ownership of the Company

(a)  If:

     (i)   the Company ceases to be a public company; and/or

     (ii) any person (other than those persons whose names appear on page 11 of the Original Accounts and who at 31st December, 1997 owned, whether directly or indirectly, more than 5 per cent. of the issued shares of the Company) or group of persons who pursuant to an agreement or understanding (whether formal or informal) actively co-operate through the acquisition by any of them of shares in the Company and obtain control of the Company, and "control" for this purpose means the power to direct the management of the Company through the ownership of shares giving more than 50 per cent. of the voting power in relation to the shares of the Company, the Company shall immediately notify the Banks, through the Facility Agent, of that occurrence. The Banks shall take no further action in respect of the events referred to above for a period of 30 days commencing on the date that the Banks receive or are deemed to have received notice of the same. The Company may not deliver a Request during any such 30 day period.

(b) Upon the expiry of the 30 day period the Facility Agent shall if so directed by the Majority Banks, by notice to the Company:

     (i) cancel the Total Commitments, whereupon the Total Commitments shall be immediately cancelled; and/or

     (ii) demand that all or part of the Loans, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

    (iii) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

(c) Nothing in paragraph (a) shall be construed as limiting the rights of the Banks under Clause 20.16 (Acceleration) in respect of any Event of Default which occurs before, during or after that 30 day period.

7.7   Miscellaneous provisions

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Banks promptly of receipt of any such notice.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid.

(c) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d) Subject to the terms of this Agreement, any amount of a Loan repaid prior to the Repayment Date under Clause 6 (Repayment) may be reborrowed. No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.    INTEREST PERIODS

8.1   Selection

(a) The Company may select an Interest Period of one, two or three months, or such other period as may be agreed between the Company and all the Banks, for a Loan in the relevant Request. Subject to the following provisions of this Clause 8, each Interest Period will be of the duration so selected.

(b) Unless the Facility Agent (after consultation with the Banks) otherwise agrees, no more than eight Interest Periods of one month's duration may be selected in any calendar year.

8.2   Non-Business Days

      If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3   Overrunning of Repayment Date

      If an Interest Period in respect of a Loan would otherwise overrun the Repayment Date, it shall be shortened so that it ends on the Repayment Date.

8.4   Other adjustments

      The Facility Agent (after prior consultation with the Banks) and the Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Loans.

8.5   Notification

      The Facility Agent shall notify the Company and the Banks of the duration of each Interest Period promptly after ascertaining its duration.

9.    INTEREST

9.1   Interest rate

      The rate of interest on each Loan for its Interest Period is the rate per annum determined by the Facility Agent to be the aggregate of:

      (a)  the Margin; and

      (b) the applicable LIBOR or, in the case of a Loan in Euros, EURO-LIBOR or in the case of a Loan in SEK, STIBOR.

9.2   Due dates

      Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Company on the last day of each Interest Period for that Loan.

9.3   Default interest

(a) If the Company fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Facility Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the "default rate") determined by the Facility Agent to be 1.5 per cent. per annum above the higher of:

      (i) the rate applicable to the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal); and

      (ii) the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Interest Periods of such duration as the Facility Agent may determine (each a "Designated Interest Period").

(b) The default rate will be determined by the Facility Agent on each Business Day or two Business Days before the first day of the relevant Designated Interest Period, as appropriate.

(c) If the Reference Banks notify the Facility Agent that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the relevant interbank market, the default rate payable to each Bank will be determined by reference to the cost of funds to that Bank from whatever sources it may reasonably select (which it shall notify promptly to the Facility Agent).

(d) Default interest will be compounded at the end of each Designated Interest Period.

9.4   Notification

      The Facility Agent shall promptly notify the Company and each Bank of the determination of a rate of interest under this Agreement.

10.   SELECTION OF CURRENCIES

10.1  Availability of Optional Currencies

      The Company may not request that a Loan be denominated in an Optional Currency unless the Facility Agent has notified the Company in each particular case that the Facility Agent has asked each Bank whether, and each Bank has confirmed to the Facility Agent that, the Optional Currency is readily available to it and freely transferable in the European foreign exchange and the relevant interbank market.

10.2  Selection

(a) The Company may select the currency of a Loan for an Interest Period in the relevant Request.

(b) Each part of a Loan which is to be denominated in a different currency from any other part of that Loan shall be deemed to be a separate Loan.

(c) The Company may not choose a currency (including for the avoidance of doubt Dollars and Euros) if as a result the Loans outstanding at any time would be denominated in more than three currencies.

(d) The Facility Agent shall notify each Bank of the proposed currency or currencies of each Loan promptly after it is ascertained.

10.3  Revocation of currency

      Notwithstanding Clause 10.1 (Availability of Optional Currencies) and without prejudice to Clause 14 (Market Disruption) or Clause 16 (Illegality), if before 9.00 a.m. on the second Business Day before the commencement of an Interest Period, the Facility Agent receives notice from a Bank that:

      (a) it is impracticable (in that Bank's reasonable opinion) for that Bank to fund or make its participation in the Loan in the relevant Optional Currency during that Interest Period in the ordinary course of business in the relevant interbank market; or

      (b) the advance or use of the proposed Optional Currency might contravene any law or regulation,

      the Facility Agent shall give notice to the Company and to the Banks to that effect before 10.00 a.m. on that day. In this event:

      (i) in the case of the drawdown of a Loan, the Company and the Banks may agree that the drawdown shall not be made; and

      (ii) in the absence of such agreement and in any other case, the Loan shall be denominated, at the option of the Company, in Dollars or Euros s during that Interest Period.

11.   Amount of Loans Denominated in Dollars or Optional Currencies

11.1  Drawdowns

      If a Loan is to be drawn down in Euros or an Optional Currency, the amount of each Bank's participation in that Loan will be determined by converting into that currency the Bank's participation in the Original Dollar Amount of that Loan on the basis of the Facility Agent's Spot Rate of Exchange three Business Days before its Drawdown Date.

11.2  Notification

      The Facility Agent shall notify the Banks and the Company of Euros and Optional Currency amounts (and the applicable Facility Agent's Spot Rate of Exchange) promptly after they are ascertained.

12.   PAYMENTS

12.1  Place

      All payments by the Company or a Bank under this Agreement shall be made to the Facility Agent to its account at such office or bank as it may notify to the Company or Bank for this purpose and in the absence of such notification, such office or bank:

      (a)  in the principal financial centre of the relevant currency; or

      (b) in the case of Euros, in the principal financial centre of a Participating Member State or London.

12.2  Funds

      Payments under this Agreement to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

12.3  Distribution

(a) Each payment received by the Facility Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency or in the case of payments in Euros the principal financial centre of a Participating Member State or London, in each case, as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

(b) The Facility Agent may apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c) Where a sum is to be paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Facility Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate reasonably determined by the Facility Agent to reflect its cost of funds.

12.4  Currency

(a) A repayment or prepayment of a Loan or any part of a Loan is payable in the currency in which the Loan is denominated on its due date.

(b) Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c) Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

(d) Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in Dollars.

12.5  Set-off and counterclaim

      All payments made by the Company under this Agreement shall be made in full without set-off or counterclaim.

12.6  Non-Business Days

(a) If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

12.7  Partial payments

(a) If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under this Agreement, the Facility Agent shall apply that payment towards the obligations of the Company under this Agreement in the following order:

      (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under this Agreement;

      (ii) secondly, in or towards payment pro rata of any commitment fee due but unpaid under this Agreement;

      (iii) thirdly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

      (iv) fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

      (v) fifthly, in or towards payment pro rata of any sum (other than principal or interest) due but unpaid under this Agreement.

(b) The Facility Agent shall, if so directed by all the Banks, vary the order set out in paragraphs (a)(ii) to (v) above.

(c) Paragraphs (a) and (b) above shall override any appropriation made by the Company.

13.   TAXES

13.1  Gross-up

      All payments by the Company under the Finance Documents shall be made without any deduction or withholding and free and clear of and without deduction or withholding for or on account of any taxes, except to the extent that the Company is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted or withheld, or any other deductions or withholdings must be made, from any amounts payable or paid by the Company, or paid or payable by the Facility Agent to a Bank, under the Finance Documents, the Company, subject to Clause 13.5 (Banks' failure to notify), shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or other deduction or withholding.

13.2  Tax receipts

      All taxes required by law to be deducted or withheld by the Company from any amounts paid or payable under the Finance Documents shall be paid by the Company when due and the Company shall, as soon as practicable after the payment is made, deliver to the Facility Agent for the relevant Bank evidence satisfactory to that Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.3  Tax credits

(a) If, following the payment by the Company of any additional amounts under Clause 13.1 (Gross-up), the Facility Agent or any Bank shall determine that it has received or been granted a credit against or remission for any taxes payable by it and which is allocable by the Facility Agent or that Bank to a withholding or deduction in respect of a payment under this Agreement, the Facility Agent or such Bank shall reimburse the Company with such amount as the Facility Agent or such Bank shall in its absolute discretion certify to be the proportion of such credit or remission (if any) as will leave the Facility Agent or such Bank (after such reimbursement) in no worse position than it would have been in had the relevant deduction or withholding not been made. Such reimbursement shall be made as soon as reasonably practicable after the Facility Agent or such Bank (as the case may be) shall have made any such determination.

(b)   Nothing in this Agreement shall:

      (i) require the Facility Agent or any Bank to disclose to the Company any details of its tax affairs;

     (ii) interfere with the right of the Facility Agent or any Bank to arrange its tax affairs in whatever manner it thinks fit; or

    (iii) require the Facility Agent or any Bank to claim relief in respect of any payment under Clause 13.1.

13.4  Tax confirmation by Banks

      Each Bank hereby confirms (on the date hereof, or, in the case of a Bank which becomes a party to this Agreement pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that either:

      (a) it is not resident for tax purposes in the United Kingdom and is beneficially entitled to the principal and interest payable to it under this Agreement; or

      (b) it is a bank as defined in Section 840A of the Income and Corporation Taxes Act 1988 and is beneficially entitled to the principal and interest payable to it under this Agreement,

      and each Bank agrees to notify the Facility Agent and the Company if there is any change in its position from that set out above.

13.5  Banks' failure to notify

      The Company shall not be required to pay increased amounts under Clause
      13.1 (Gross-up) if a Bank no longer falls within Clause 13.4(a) or 13.4(b) (Tax confirmation by Banks) on either a Drawdown Date or on a day a Loan is repaid and fails to notify the Company.

14.   MARKET DISRUPTION

14.1  Absence of quotations

      If EURO-LIBOR, LIBOR or STIBOR (whichever being relevant being the "Applicable Rate") falls to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. on the second Business Day before an Interest Period, the Applicable Rate shall, subject to Clause 14.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

14.2  Market disruption

      If:

      (a) the Applicable Rate, is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.30 a.m. on the second Business Day before the relevant Interest Period for the purposes of determining the Applicable Rate or the Facility Agent otherwise determines that adequate and fair means do not exist for ascertaining the Applicable Rate; or

      (b) the Facility Agent receives notification from Banks whose participations in a Loan exceed 35 per cent. of that Loan that, in their opinion:

          (i) matching deposits may not be available to them in the relevant interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Interest Period; or

          (ii) the cost to them of obtaining matching deposits in the relevant interbank market would be in excess of the Applicable Rate, as appropriate, for the relevant Interest Period,

          the Facility Agent shall promptly notify the Company and the Banks of the fact and that this Clause 14 is in operation.

14.3   Options

(a) After notification under Clause 14.2 (Market disruption) and notwithstanding any other provision of this Agreement the Company may by notice to the Facility Agent, to be received not later than 1 p.m. two Business Days before the proposed Drawdown Date for that Loan:

     (i)   revoke the Request for that Loan; or

     (ii) request that the Loan be made in Euros or Dollars and if Clause 14.2 (Market disruption) does not apply at that time to Loans denominated in Euros or Dollars, as the case may be, the relevant Loan shall be made in Euros or Dollars, as the case may be, and the Drawdown Date for the Loan shall (aa) if the Loan is to be made in Euros, be the Drawdown Date stated in the Request, or (bb) if the Loan is to be made in Dollars, be the Business Day following the Drawdown Date stated in the Request; or

     (iii) request that the Loan be made in the requested currency and agree to pay the cost certified by each Bank as being the cost to that Bank, expressed as a percentage rate per annum, of funding (whether in the currency of that Loan or otherwise) its participation in that Loan from whatever sources it may reasonably select in which case the cost so certified plus the Margin shall be the rate of interest applicable to the certifying Bank's participation in that Loan for its Interest Period, be binding on the Company and the certifying Bank and treated as part of this Agreement; or

     (iv) require the Facility Agent to enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Loan and/or any other Loans denominated or to be denominated in the currency of the affected Loans.

(b) Each Bank shall endeavour to obtain funds at favourable rates, but without liability for failing to do so.

15.   INCREASED COSTS

15.1  Increased costs

(a) Subject to Clause 15.3 (Exceptions), the Company shall forthwith on demand by a Finance Party pay to the Facility Agent for that Finance Party the amount of any increased cost incurred by it as a result of any change in or introduction of, or any change in the interpretation or application of, any law or regulation (including any compliance in respect thereof) occurring after the date of this Agreement, including any law or regulation relating to taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control.

(b)   In this Agreement, "increased cost" means:

     (i) an additional cost incurred by a Finance Party as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

     (ii) that portion of an additional cost incurred by a Finance
          Party in making, funding or maintaining all or any advances comprised in a class of advances formed by or including its participations in the Loans made or to be made under this Agreement as is attributable to it making, funding or maintaining those participations; or

    (iii) a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement or that portion of a reduction in the effective return to a Finance Party on its capital as is attributable to this Agreement and/or the transactions contemplated by this Agreement; or

     (iv) the amount of any payment made by a Finance Party, or the amount of any interest or other return foregone by a Finance Party, calculated by reference to any amounts received or receivable by that Finance Party from the Facility Agent or the Company under this Agreement.

15.2  Holding Companies

      Subject to Clause 15.3 (Exceptions), the Company shall forthwith on demand by a Finance Party pay to the Holding Company of that Finance Party the amount of any increased cost incurred by that Holding Company (and not by such Finance Party) which would, if it had been incurred by that Finance Party, have been an increased cost the amount of which the Company would have been required to pay the Finance Party on demand by it under Clause
      15.1 (Increased costs).

15.3  Exceptions

      Clause 15.1 (Increased costs) does not apply to any increased cost:

      (a)  compensated for by the operation of Clause 13 (Taxes); or

      (b) attributable to any change in the rate of tax, or change in the basis of calculating, on overall net income of a Bank or its Holding Company (or the overall net income of a division or branch of a Bank or its Holding Company) imposed in the jurisdiction in which its principal office or Facility Office is situate; or

       (c) resulting from compliance with the matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled "International Convergence of Capital Measurements and Capital Standards", unless it results from any change after the date of this Agreement in, or in the interpretation of or application of, those matters as contemplated on the date of this Agreement.

16.    ILLEGALITY

       If it becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

       (a) that Bank may notify the Company through the Facility Agent accordingly; and

       (b)  on the date of notification under paragraph (a) above:

            (i) the Company shall prepay that Bank's participation in all the
                Loans together with all other amounts payable by the Company to that Bank under this Agreement; and

           (ii) the Bank's Commitment shall forthwith be cancelled.

17.    MITIGATION

       If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

       (a) the Company being required to pay to or for the account of a Bank any additional amounts pursuant to Clause 13.1 (Gross-up) or 15.1 (Increased costs); or

       (b) the Company being obliged to prepay that Bank's participation in all Loans and that Bank's Commitment being cancelled under Clause 16 (Illegality),

       then, without in any way limiting, reducing or otherwise qualifying the obligations of the Company under Clauses 13 (Taxes), 15 (Increased Costs) or 16 (Illegality), such Bank shall promptly notify the Company and that Bank shall endeavour to take such steps as may be reasonably open to it to mitigate or remove those circumstances or the effect of those circumstances, including (without limitation) the transfer of its Facility Office to another jurisdiction, the restructuring of its participation in the facility or the transfer of its rights and obligations under this Agreement to another bank or financial institution unless, in the reasonable opinion of that Bank, such steps might be prejudicial in any way to the Bank.

18.    REPRESENTATIONS AND WARRANTIES

18.1   Representations and warranties

       The Company makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.2   Status

(a) It is a limited liability public company, duly incorporated and validly existing under the laws of the Kingdom of Sweden; and

(b) each member of the Group has the power to own its assets and carry on its business as it is currently being conducted.

18.3   Powers and authority

       It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of the Finance Documents and the documentation relating to the Acquisition to which it is or will be a party and the transactions contemplated by those Finance Documents and the Acquisition.

18.4   Legal validity

       Subject to the qualifications as to matters of law set out in any relevant legal opinion referred to in Schedule 2, each Finance Document and each document relating to the Acquisition to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

18.5   Non-conflict

       The entry into and performance by it of, and the transactions contemplated by the Finance Documents (which shall, for the avoidance of doubt, include the Acquisition) do not and will not:

       (a) conflict with any present law or regulation or judicial or official order; or

       (b) conflict with the constitutional documents of any member of the Group; or

       (c) conflict with any document which is binding upon any member of the Group or any asset of any member of the Group.

18.6   No default

(a) No Default or Termination Event is outstanding or is reasonably likely to result from the making of any Loan; and

(b) no other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, might constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which is reasonably likely to have a material adverse effect on the business, assets, financial condition or operations of any member of the Group or the ability of the Company to perform its obligations under the Finance Documents.

18.7   Authorisations

(a) All authorisations, notices or filings (to or with any competent authority) required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents or for the consummation of the Acquisition (including, without limitation, the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act, 1976 (as amended) as well as any requirements under EC and/or Swedish and/or any other applicable national competition law) have been (or will be at the time of making the first Request) obtained or effected (as appropriate) and are (or will be at the time of making the first Request) in full force and effect.

(b) All applicable waiting periods in connection with the Acquisition (including, without limitation, the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act, 1976 (as amended) as well as the relevant requirements, if any, under EC and/or Swedish and/or other applicable national competition law) and the other transactions contemplated therein have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Acquisition.

18.8  Accounts

      Its audited consolidated accounts most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Accounts) and its consolidated accounts most recently delivered to the Facility Agent in accordance with paragraphs (a), (b) and (c) of Clause 19.2 (Financial information):

      (a) have been prepared in accordance with Swedish Accounting Requirements; and

      (b) fairly represent its consolidated financial condition as at the date to which they were drawn up,

      and there has been no material adverse change in its consolidated financial condition since the date to which those accounts were drawn up.

18.9  Litigation

      No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which might, if adversely determined, have a material adverse effect on the business, assets, financial condition or operations of any member of the Group or the Target or on the ability of the Company to perform its obligations under the Finance Documents.

18.10 ERISA

(a) Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan to which such minimum funding standards apply.

(b) Each member of the Controlled Group is, in all material respects, in compliance with the applicable provisions of ERISA, the Code and any other applicable United States Federal or State law with respect to each Plan.

(c) Each Plan (other than any Multi Employer Plan) complies in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to reorganise or terminate any Plan or declare any Multi Employer Plan insolvent, or by the Company or any member of the Controlled Group to effect a complete or partial withdrawal from any Multi Employer Plan.

(d)   No member of the Controlled Group has:

      (i)  sought a waiver of the minimum funding standard under
           Section 412 of the Code in respect of any Plan;

     (ii) failed to make any contribution or payment to any Plan, or made any amendment to any Plan, and no other event, transaction or condition has occurred which has resulted or could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code;

    (iii) incurred any material, actual liability under Title I or Title IV of ERISA which remains unsatisfied other than a liability to the PBGC for premiums under Section 4007 of ERISA; or

     (iv) no member of the Controlled Group would incur any material liability to or with respect to any Plan or Multi Employer Plan in the event of termination of all such Plans and the complete withdrawal from all such Multi Employer Plans.

18.11 US Matters

(a) Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" under the United States Investment Company Act of 1940, as amended.

(b) None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X) it being agreed that the Company may use the proceeds of any Loan to purchase Margin Stock in compliance with Regulations T, U and X, so long as at the time of the making of any such Loan, and after giving effect thereto, not more than 25% of the value of the assets of the Company or of the Group that are subject to the provisions of Clause 19.8 (Negative pledge), Clause 19.9 (Transactions similar to security) or Clause 19.10 (Disposals) shall constitute Margin Stock.

(c) Neither the Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the United States Public Utility Holding Company Act of 1935.

18.12 Times for making representations and warranties

      The representations and warranties set out in this Clause 18 are made by the Company on the date of this Agreement and are deemed to be repeated by the Company on the date of each Request and the first day of each Interest Period with reference to the facts and circumstances then existing.

19.   UNDERTAKINGS

19.1  Duration

      The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

19.2  Financial information

      The Company shall supply to the Facility Agent in sufficient copies for all the Banks:

      (a) as soon as the same are available, and in any event within 120 days of the end of each of its financial years (or any shorter period for which its audited accounts are prepared), its audited accounts and the audited consolidated accounts of the Group for that financial year or period, as the case may be;

      (b) as soon as the same are available, and in any event within 60 days of the end of the first six month period of each financial year, its interim consolidated accounts for such period;

      (c) as soon as the same are available, and in any event within 60 days of the end of the period to which they relate, its consolidated accounts for each of its financial quarters (if published);

      (d) together with the accounts specified in paragraph (a) above, a certificate signed by its auditors setting out in reasonable detail computations establishing compliance with Clause 19.13 (Financial covenants); and

      (e)  together with the interim accounts specified in paragraphs (b) and
           (c) above, or, if no such accounts are published in relation to paragraph (c), within the same time period for delivery as specified therein, a certificate signed by two of its senior officers (a "Compliance Certificate") setting out in reasonable detail computations establishing compliance with Clause 19.13 (Financial covenants).

      Nothing in this Clause obliges the Company to provide any information to any Finance Party which the Company is prevented from so doing by reason of any rule of the Stockholm Stock Exchange or any other Relevant Stock Exchange without giving that information to all its shareholders at the same time.

19.3  Information - miscellaneous

      The Company shall supply to the Facility Agent:

      (a) all documents despatched by it to its shareholders (or any class of them) or creditors (or any class of them) at the same time as they are despatched;

      (b) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which is reasonably likely to have a material adverse effect on the business, assets, financial condition or operations of the Company or the Group taken as a whole or on the ability of the Company to perform its obligations under this Agreement;

      (c)  if any member of the Controlled Group:

          (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of that Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given notice of that Reportable Event, a copy of the notice of that Reportable Event given or required to be given to the PBGC;

         (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multi Employer Plan is in reorganization, is insolvent or has been terminated, a copy of that notice;

        (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of that notice;

         (iv) applies for a waiver of the minimum funding standard under
              Section 412 of the Code, a copy of that application;

          (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of that notice and any other information filed with the PBGC;

         (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of that notice; or

        (vii) fails to make any payment or contribution to any Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Security Interest or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Companysetting forth details of that occurrence and action, if any, which the Company or applicable member of the Controlled Group is required or proposes to take; and

      (d) promptly, such further information in the possession or control of any member of the Group regarding its business, assets, financial condition and operations as any of the Banks, through the Facility Agent, may reasonably request, in sufficient copies for all of the Banks. Nothing in this Clause obliges the Company to provide any information to any Finance Party which the Company is prevented from so doing by reason of any rule of the Stockholm Stock Exchange or any other Relevant Stock Exchange without giving that information to all its shareholders at the same time.

19.4    Notification of Default

        The Company shall notify the Facility Agent of any Default or Termination Event (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

19.5   Compliance certificates

       The Company shall supply to the Facility Agent:

       (a) together with any of the accounts specified in Clause 19.2(a) (Financial information); and

       (b) promptly at any other time, if the Facility Agent (on behalf of any Bank) so requests (acting reasonably),

       a certificate signed by two of its senior officers on its behalf certifying that no Default or Termination Event is outstanding or, if a Default or Termination Event is outstanding, specifying the Default or Termination Event and the steps, if any, being taken to remedy it.

19.6   Authorisations

       The Company shall promptly:

       (a) obtain, maintain and comply with the terms of; and

       (b) supply certified copies to the Facility Agent of,

       any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.7   Pari passu ranking

       The Company shall procure that its obligations under this Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by Swedish law applying to companies generally.

19.8   Negative pledge

(a) Except with the prior written consent of the Majority Banks the Company shall not, and shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets.

(b)    Paragraph (a) does not apply to:

       (i) any lien arising by operation of law and in the ordinary course of business and securing amounts not more than 30 days overdue;

       (ii) any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Group after the date of this Agreement which was not created in contemplation of or in connection with that acquisition, provided that the principal, capital or nominal amount secured by any such Security Interest and outstanding at the time of acquisition may not be increased;

       (iii) in the case of any company which becomes a Subsidiary of the Company after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a Subsidiary of the Company which was not created in contemplation of or in connection with it becoming a Subsidiary, provided that:

           (A) the principal, capital or nominal amount secured by any such Security Interest and outstanding when the relevant company becomes a Subsidiary is not increased; and

           (B) no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a Subsidiary;

      (iv) any Security Interest (the "new Security Interest") created in substitution for any Security Interest referred to in paragraphs (ii) and (iii), provided that the new Security Interest subsists over the same asset(s) as had been secured by the Security Interest which it replaced and the principal, capital or nominal amount secured by the new Security Interest does not exceed the amount permitted to be secured by the Security Interest which it replaced;

      (v) any Security Interest created in connection with an acquisition by a member of the Group as a means of obtaining a deferred payment of the purchase price provided that the principal, capital or nominal amount secured by the Security Interest does not exceed the outstanding amount of the deferred purchase price at any time; and

      (vi) Security Interests (other than those permitted by sub-paragraphs
           (i)-(v) above) created by the Group securing indebtedness to persons outside the Group not exceeding, when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Clause 19.9 (Transactions similar to security), an aggregate of the higher of (A) SEK300,000,000 (or its equivalent in other currencies) or (B) 7 per cent. of Total Assets.

     For the avoidance of doubt, the term Security Interest shall not be construed as including an unsecured guarantee or similar surety.

19.9   Transactions similar to security

       Except with the prior written consent of the Majority Banks the Company shall not and the Company shall procure that no other member of the Group will:

       (a) sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

       (b) sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading;

       in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or financing the acquisition of an asset, save where the aggregate of (a) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Clause 19.9 (Transactions similar to security) and (b) the Security Interests permitted by Clause 19.8(vi) (Negative pledge), does not exceed the higher of (A) SEK300,000,000 (or its equivalent in other currencies) or (B) 7 per cent. of Total Assets.

       For the avoidance of doubt, a transaction which involves the sale of any leasehold or freehold property or land by a member of the Group for market value which is then leased back by a member of the Group or any of its related entities for a market rent, which is not a transaction entered into primarily as a method of raising finance or a means of financing the acquisition of that leasehold or freehold property or land, shall not be construed as being included in this Clause 19.9.

19.10  Disposals

(a) Except with the prior written consent of the Majority Banks, the Company shall not and the Company shall procure that no other member of the Group will, either in a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of any part of its assets.

(b)    Paragraph (a) above does not apply to:

       (i) any disposal for fair market value made in the ordinary course of business of the disposing entity;

       (ii) any disposal of assets on arm's length terms in exchange for other assets equal or superior as to type, market value and quality where that disposal does not have a material adverse effect on the business, assets, financial condition or operations of the Company or the Group taken as a whole;

       (iii) any disposal of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant member of the Group, in each case on normal commercial terms on an arm's length basis; and

       (iv) any disposal of assets for fair market value where the book value of the assets disposed of, when aggregated with all other disposals of assets by any member of the Group (other than those listed in sub-paragraphs (i) to (iii) above) does not exceed 20 per cent. of Total Assets.

19.11   Borrowings

   (a) The Company shall procure that, except with the prior written consent of the Majority Banks, none of its Subsidiaries will incur any Financial Indebtedness or maintain any account or arrangement relating to Financial Indebtedness with any bank or other institution providing banking services.

   (b)  Paragraph (a) above does not apply to:

        (i) Financial Indebtedness owing by a Subsidiary of the Company to another member of the Group; or

        (ii) Total Borrowings (as defined in Clause 19.13 (Financial covenants)) (other than that referred to in sub-paragraph (i) above) of Subsidiaries of the Company not exceeding in aggregate the higher of (A) SEK500,000,000 (or its equivalent in other currencies)
           or (B) 50 per cent. of Total Consolidated Borrowings (as defined in Clause 19.13 (Financial covenants)) at that time.

19.12  Change of business

       The Company shall procure that, except with the prior written consent of the Majority Banks, no substantial change is made to the general nature or scope of the business of the Company or the Group from that carried on at the date of this Agreement.

19.13  Financial covenants

(a)    In this Clause 19.13:

       "Accounts Date"

       means the date as at which the audited consolidated accounts, or interim six month consolidated accounts or quarterly consolidated accounts (if published) of the Company on which the relevant calculation is based were prepared.

       "Gearing Ratio"

       means the ratio of Net Interest Bearing Debt to Net Worth.

       "Interest Payable"

       means, with respect to any period, all interest, acceptance commission and any other continuing, regular or periodic costs and expenses in the nature of interest (whether paid, payable or capitalised) incurred by the Group in effecting, servicing or maintaining Total Consolidated Borrowings during that period.

       "Net Interest Bearing Debt"

       means Total Consolidated Borrowings less liquid funds (including, without limitation, cash and bank balances and short-term investments), as reflected in the relevant consolidated accounts.

       "Net Worth"

       means the value (as at the relevant Accounts Date) of total shareholders' equity as reflected in the relevant consolidated accounts.

       "Operating Income"

       means, with respect to any period, the consolidated operating income before amortisation of goodwill, plus financial income, of the Group for that period.

       "Reference Date"

       means, in each year, the last day of each of the Company's financial quarters, if quarterly consolidated accounts are published, or otherwise the date as at which the audited consolidated accounts and the interim six month consolidated accounts are prepared.

      "Total Borrowings"

      means, in respect of any member of the Group, at any time the aggregate (without double counting) of the following:

      (i) the outstanding principal amount of any moneys borrowed by that member of the Group and any outstanding overdraft debit balance of that member of the Group;

      (ii) the outstanding principal amount of any debenture, bond, note, loan stock or other security of that member of the Group;

      (iii) the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution in favour of that member of the Group;

      (iv) the outstanding principal amount of all moneys owing to that member of the Group in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

      (v) the outstanding principal amount of any indebtedness of that member of the Group arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

      (vi) the capitalised element of indebtedness of that member of the Group in respect of a lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

      (vii) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in sub-paragraph (ii) above; and

      (viii) the outstanding principal amount of any indebtedness of any person of a type referred to in sub-paragraphs (i) - (vii) above which is the subject of a guarantee, indemnity and/or other form of assurance against financial loss given by that member of the Group.

      "Total Consolidated Borrowings"

      means at any time the aggregate (without double counting) of the Total Borrowings of each member of the Group.

(b) (i) All the terms used in paragraph (a) above are to be calculated in accordance with the Reference Accounting Requirements.

    (ii) If there is a dispute as to any interpretation of or computation for paragraph (a) above, the interpretation or computation of the Facility Agent acting on behalf of the Majority Banks prevails.

(c)   The Company shall procure that:

      (i) as at the end of the 12 month period ending on each Reference Date, the ratio of Operating Income for that 12 month period to Interest Payable during the same period is not less than 3.0 to 1; and

      (ii) the Gearing Ratio is less than 1.35:1 at all times.

(d) If any consolidated accounts of the Company delivered to the Facility Agent under Clause 19.2(a), (b) or (c) (Financial information) have not been prepared in accordance with the Reference Accounting Requirements or there is a change in the presentation or method of calculation of the Company's accounts then either:

      (i) the Company shall deliver to the Facility Agent, at the same time as those accounts, either:

          (A) a certificate of its auditors confirming to the satisfaction of the Facility Agent that the accounting principles and practices applied do not result in any different result of the calculation of any of the terms used in paragraph (a) above from that which would have resulted if the Reference Accounting Requirements or the same form of presentation or method of calculation had been applied; or

          (B) a certificate of its auditors setting out in reasonable detail and in a form satisfactory to the Facility Agent details of all adjustments which need to be made to the relevant consolidated accounts of the Company in order to bring them into line with the Reference Accounting Requirements or the same form of presentation or method of calculation; or

      (ii) if the Company requests, the Company and the Facility Agent (on behalf of and after consultation with the Banks) shall enter into negotiations for a period not exceeding 30 days with a view to agreeing such amendments to the provisions of this Clause 19.13 as are necessary to give the Finance Parties comparable protection to that contemplated at the date of this Agreement and:

          (A) if such amendments are agreed by the Company, the Facility Agent and the Majority Banks within that period, those amendments shall take effect in accordance with Clause 27 (Amendments and Waivers); or

          (B) if such amendments are not agreed within that period, the Company shall:

                (1) within 30 days after the end of that period; and

                (2) at the same time as all subsequent consolidated accounts of the Company to be delivered to the Facility Agent under Clause 19.2(a), (b) or (c) (Financial information),

                deliver to the Facility Agent a certificate of the Company's auditors to the effect set out in sub-paragraph (i)(B) above.

19.14  ERISA Undertaking

       The Company will procure that no member of the Controlled Group will:

       (a) fail to make payment when due of all amounts due as a contribution to any Plan;

       (b) engage in any transaction in connection with which the Company or any member of the Controlled Group could be subjected to either a civil penalty assessed pursuant to Section 502(i) of ERISA, a tax imposed by Section 4975 of the Code or breach of fiduciary duty liability damages; or

       (c)  amend, terminate or withdraw from any Plan or Multi Employer
            Plan,

       if the failure to make such payment or such penalty, tax or liability or such amendment, termination or withdrawal, as the case may be, would, individually or in the aggregate, have a material adverse effect on the ability of the Company to perform their obligations under the Finance Documents.

19.15  Acquisition

(a) The Acquisition will be made in compliance with all applicable laws and regulations.

(b) The Company shall procure that it has either before or not more than five Business Days after the first Drawdown Date acquired more than 50% of the shares of common stock of the Target.

20.    DEFAULT

20.1   Events of Default

       Each of the events set out in Clauses 20.2 (Non-payment) to 20.15 (ERISA Event of Default) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Company or any other person).

20.2   Non-payment

       The Company does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and the failure to pay (if due to administrative or technical reasons) continues unremedied for three Business Days.

20.3   Breach of key obligations

       The Company does not comply with any provision of Clause 19.8 (Negative pledge), 19.9 (Transactions similar to security), 19.10 (Disposals),
       19.12 (Change of business), 19.13 (Financial covenants) or 19.15 (Acquisition).

20.4   Breach of other obligations

       The Company does not comply with any provision of Clause 19 (Undertakings) (other than those referred to in Clause 20.3 (Breach of key obligations)), Clause 3 (Purpose), Clause 13.2 (Tax receipts), Clause
       36.2 (Service of process), or with any other material provision (other than those referred to in Clause 20.2 (Non-payment)) of the Finance Documents and such non-compliance, if in the reasonable opinion of the Facility Agent (acting on behalf of the Banks), it is capable of remedy, is not remedied within the earlier of 20 days after the Facility Agent has given notice to the Company or the Company has become aware of such non-compliance.

20.5   Misrepresentation

       Any representation or warranty contained in Clause 18 (Representations and Warranties) or any other material representation, warranty or statement made or deemed to be repeated in or in connection with any Finance Document or in any document delivered by or on behalf of the Company under or in connection with any Finance Document is incorrect when made or deemed to be repeated.

20.6   Cross-default

(a) Any Financial Indebtedness of a member of the Group is not paid when due or within any grace period applicable under the original terms of the agreement governing such Financial Indebtedness; or

(b) an event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document relating to Financial Indebtedness of a member of the Group; or

(c) any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(d) any commitment for, or underwriting of, any Financial Indebtedness of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(e) any Security Interest securing Financial Indebtedness over any asset of a member of the Group becomes enforceable,

       provided that there shall be no Event of Default where the aggregate Financial Indebtedness referred to in paragraphs (a) to (e) (inclusive) above is less than SEK85,000,000 (or its equivalent in other currencies).

20.7   Insolvency

(a) A member of the Group is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent, or admits inability to pay its debts as they fall due; or

(b) a member of the Group suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c) a member of the Group, by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to avoiding, or in expectation of, insolvency or other serious financial difficulties.

20.8   Insolvency proceedings

(a) Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of any member of the Group (other than proceedings or steps which are frivolous, vexatious and/or are being contested by the relevant member of the Group in good faith and by appropriate means); or

(b) a meeting of a member of the Group is convened for the purpose of considering any resolution for (or to petition for) its winding-up or its administration or any such resolution is passed (other than proceedings or steps which are frivolous, vexatious and/or are being contested by the relevant member of the Group in good faith and by appropriate means); or

(c) any person presents a petition for the winding-up or for the administration of any member of the Group (other than a petition presented on grounds which are frivolous, vexatious and/or are being contested by the relevant member of the Group in good faith and by appropriate means); or

(d) any order for the winding-up or administration of any member of the Group is made; or

(e) any other step is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of any member of the Group or any other insolvency proceedings involving any member of the Group (other than proceedings or steps which are frivolous, vexatious and/or are being contested by the relevant member of the Group in good faith and by appropriate means), other than (i) a solvent liquidation of a member of the Group other than the Company or (ii) in connection with a voluntary amalgamation or reconstruction of a member of the Group (other than the Company) effected in either case with the prior written consent of the Majority Banks (such consent not to be unreasonably withheld).

20.9   Appointment of receivers and managers

(a) Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of any member of the Group (other than, in the case of a liquidator, a solvent member of the Group other than the Company) or any part of its assets, unless the value of assets in respect of which such appointment is made is less than SEK50,000,000 (or its equivalent in other currencies); or

(b) the directors of any member of the Group (other than, in the case of a liquidator, a solvent member of the Group other than the Company) request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(c) any other steps are taken to enforce any Security Interest over any part of the assets of any member of the Group (other than steps which are frivolous, vexatious and/or are being contested by the relevant member of the Group in good faith and by appropriate means), unless the value of assets in respect of which such steps are taken is less than SEK50,000,000 (or its equivalent in other currencies).

20.10  Creditors' process

       Any attachment, sequestration, distress or execution affects any asset of any member of the Group and is not stayed or discharged within 14 days.

20.11  Analogous proceedings

       There occurs, in relation to any member of the Group, any event anywhere which, in the opinion of the Majority Banks, appears to correspond with those mentioned in Clauses 20.7 (Insolvency) to 20.10 (Creditors' process) (inclusive).

20.12  Cessation of business

       Any member of the Group ceases, or threatens to cease, to carry on all or a substantial part of its business other than a member of the Group whose business is not substantial in the context of the business of the Company or the Group as a whole.

20.13  Litigation

       Any litigation or arbitration is commenced which might, if adversely determined, have a material adverse effect on the ability of the Company to perform its obligations under the Finance Documents or on the business, assets, financial condition or operations of the Company or of the Group taken as a whole.

20.14  Material adverse change

       Any event or series of events occurs which in the reasonable opinion of the Majority Banks, might have a material and adverse effect on the ability of the Company to perform its obligations under the Finance Documents or on the business, assets, financial condition or operations of the Company or of the Group taken as a whole.

20.15  ERISA Event of Default

(a) Any member of the Controlled Group fails to pay when due any amount which it is required to pay under Title IV of ERISA (including, without limitation, the amount of any contributions required under any Plan or to meet the minimum funding standard set forth in ERISA with respect to the Plans) and such amount or such amount when aggregated with any other such amounts, exceeds U.S.$1,000,000;

(b) notice of intent to terminate a Plan is filed under Title IV of ERISA by any member of the Controlled Group, any Plan administrator or any combination of the foregoing if that termination, together with any such terminations, results in an aggregate unfunded liability in excess of U.S.$1,000,000;

(c) the PBGC institutes proceedings under Title IV or ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in an amount in excess of U.S.$1,000,000 in respect of, or to cause a trustee to be appointed to administer, any one or more Plans;

(d) there occurs any event, series of events or condition by reason of which the PBGC would be entitled to obtain a decree adjudicating that any one or more Plans must be terminated, which could reasonably be expected to result in an aggregate liability of the members of the Controlled Group in excess of US$1,000,000; or

(e) there occurs a complete or partial withdrawal from, or a default (within the meaning of Section 4219(c)(5) of ERISA) with respect to, one or more Multi Employer Plans which could cause one or more members of the Controlled Group to incur a current payment obligation in excess of U.S$1,000,000.

20.16  Acceleration

       On and at any time after the occurrence of an Event of Default, and (save in the case of any repeated occurrence of any event described in Clause
       20.2 (Non-payment)) so long as the same is continuing, the Facility Agent may, and shall if so directed by the Majority Banks, by notice to the
       Company:

       (a) cancel the Total Commitments, whereupon the Total Commitments shall be immediately cancelled; and/or

       (b) demand that all or part of the Loans, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

       (c) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

21.    THE FACILITY AGENT AND THE ARRANGER

21.1   Appointment and duties of the Facility Agent

       Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises the Facility Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Facility Agent has only those duties which are expressly specified in this Agreement and those duties are solely of a mechanical and administrative nature.

21.2   Role of the Arranger

       Except as specifically provided in this Agreement, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

21.3   Relationship

       The relationship between the Facility Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Facility Agent as trustee or fiduciary for any other Party or any other person and the Facility Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

21.4   Majority Banks' directions

       The Facility Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks and will be carried out by the Facility Agent (unless, in good faith, it considers that any action so required of it would be contrary to any law or (unless the Facility Agent is indemnified to its satisfaction by the Banks) would otherwise involve it in any liability to any third party). In the absence of such instructions, the Facility Agent may act as it considers to be in the best interests of all the Banks. Notwithstanding the above, the Facility Agent may not take any legal action or proceeding in the name of any Bank without the prior written consent of that Bank.

21.5   Delegation

       The Facility Agent may act under the Finance Documents through its personnel and agents.

21.6   Delegation

       The Facility Agent is not responsible to any other Party for:

       (a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

       (b)  the collectability of amounts payable under any Finance Document;
            or

       (c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

21.7   Default

(a) The Facility Agent is not obliged to monitor or enquire as to whether or not a Default or Termination Event has occurred. The Facility Agent will be deemed not to have knowledge of the occurrence of a Default or Termination Event unless and until its agency group in Luxembourg have actual knowledge or the Facility Agent receives notice from a Party referring to this Agreement, describing the Default or Termination Event and stating that the event is a Default or Termination Event, whereupon it shall promptly notify the Banks.

(b) The Facility Agent may require the receipt of security satisfactory to it from any other Finance Party, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

21.8   Exoneration

(a) Without limiting paragraph (b) below, the Facility Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

21.9   Reliance

       The Facility Agent may:

       (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

       (b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

       (c) engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent's employment and those representing a Party other than the Facility Agent).

21.10  Credit approval and appraisal

       Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

       (a) has made its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Facility Agent in connection with any Finance Document; and

       (b) will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.11  Information

(a) The Facility Agent shall use reasonable endeavours to forward promptly to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b) The Facility Agent shall promptly supply a Bank with a copy of each document received by the Facility Agent under Clause 4 (Conditions Precedent) upon the request and at the expense of that Bank.

(c) Except where this Agreement specifically provides otherwise, the Facility Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)    Except as provided above, the Facility Agent has no duty:

       (i) either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of the Company or of its related entities, whether coming into its possession before, on or after the date of this Agreement; or

       (ii) unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from the Company.

21.12  The Facility Agent and the Arranger individually

(a) If it is also a Bank, each of the Facility Agent and the Arranger have the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though they were not the Facility Agent or the Arranger.

(b)    Each of the Facility Agent and the Arranger may:

       (i) carry on any business with the Company or its related entities;

       (ii) act as agent or trustee for, or in relation to any financing involving, the Company or its related entities; and

       (iii) retain any profits or remuneration in connection with their activities under this Agreement or in relation to any of the foregoing.

21.13  Indemnities

(a) Without limiting the liability of the Company under the Finance Documents, each Bank shall forthwith on demand indemnify the Facility Agent for that Bank's proportion of any liability or loss incurred by the Facility Agent in any way relating to or arising out of its acting as Facility Agent, except to the extent that the liability or loss arises directly from the Facility Agent's negligence or wilful misconduct.

(b) A Bank's proportion of the liability set out in paragraph (a) above will be the proportion which its participation in the Loans (if any) bears to all the Loans on the date of the demand. If, however, there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitments bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

21.14  Compliance

(a) The Facility Agent may refrain from doing anything which would, in its reasonable opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) Without limiting paragraph (a) above, the Facility Agent need not disclose any information relating to the Company or any of its related entities if the disclosure would, in the reasonable opinion of the Facility Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

21.15  Resignation of the Facility Agent

       Notwithstanding its irrevocable appointment, the Facility Agent may resign by giving notice to the Banks and the Company, in which case the Facility Agent may forthwith appoint one of its Affiliates as successor Facility Agent or, failing that, the Majority Banks may appoint a Bank as successor Facility Agent.

(b) If the appointment of a successor Facility Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Facility Agent which accepts the appointment, the Facility Agent may appoint any Bank as successor Facility Agent.

(c) The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only upon the successor Facility Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term "Facility Agent" will mean the successor Facility Agent.

(d) The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under this Agreement.

(e) Upon its resignation becoming effective, this Clause 21 shall continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Facility Agent.

(f) If required to do so by the Majority Banks, the Facility Agent shall resign in accordance with paragraph (a), in which case the Majority Banks may appoint a Bank as successor Facility Agent.

21.16  Banks

       The Facility Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Bank to the contrary.

21.17  Security

       Each of the Banks represents to the Facility Agent and each of the other Banks that in good faith it is not relying, either directly or indirectly, on any Margin Stock as security in the extension or maintenance of the credit provided for in this Agreement.

22.    FEES

22.1   Up-Front fee

       The Company shall pay to the Facility Agent for the Arranger a up-front fee in the amount and on the date agreed in, and in accordance with the terms of, the Up-front Fee Letter.

22.2   Commitment fee

(a) The Company shall pay to the Facility Agent for each Bank a commitment fee on the undrawn, uncancelled amount of that Bank's Commitment during the period from the date of this Agreement up to and including the Repayment Date at a rate equal to fifty percent of the Margin. For this purpose, Loans are taken at their Original Dollar Amount.

(b) Accrued commitment fee is payable quarterly in arrear from the date of this Agreement and on the earlier of the Repayment Date and the date of full cancellation of the Total Commitments. Accrued commitment fee is also payable to the Facility Agent for a Bank on the cancelled amount of its Commitment at the time the cancellation takes effect.

22.3   Agent's fee

       The Company shall pay to the Facility Agent for its own account an agency fee in the amount and on the date agreed in the Agent's Fee Letter.

22.4   VAT

       Any fee referred to in this Clause 22 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Company at the same time as it pays the relevant fee.

23.    EXPENSES

23.1   Initial and special costs

       The Company shall forthwith on demand pay the Facility Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) incurred by any of them in connection with:

       (a)  the negotiation, preparation, printing and execution of:

            (i) this Agreement and any other documents referred to in this Agreement; and

            (ii) any other Finance Document executed after the date of this
                 Agreement;

       (b) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Company and relating to a Finance Document or a document referred to in any Finance Document; and

       (c) any other matter not of an ordinary administrative nature arising out of or in connection with a Finance Document.

23.2   Enforcement costs

       The Company shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by it:

       (a) in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

       (b)  in investigating any Default or Termination Event.

24.    STAMP DUTIES

       The Company shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

25.    INDEMNITIES

25.1   Currency indemnity

(a) If a Finance Party receives an amount in respect of the Company's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable under the relevant Finance Document:

       (i) the Company shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

       (ii) if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Company shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

      (iii) the Company shall pay to the Finance Party concerned forthwith on demand any exchange costs and taxes payable in connection with any such conversion.

(b) The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2   Other financial indemnities

       The Company shall forthwith on receipt of a demand setting out reasonable details of the relevant loss or liability indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

       (a)  the occurrence of any Default or Termination Event;

       (b)  the operation of  Clause 20.16 (Acceleration);

       (c) the operation of Clause 2.4 (Change of Currency) where such loss or liability is incurred by the Finance Party as a direct consequence of it being a party to a Finance Document and would not have been so incurred by such Finance Party if it had not been such a party;

       (d) any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period (as defined in Clause 9.3 (Default interest)) relative to the amount so received; or

       (e) (other than by reason of negligence or default by such Finance Party) a Loan not being made after the Company has delivered a Request or a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

       The Company's liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

25.3   Offer indemnity

       The Company will indemnify each Finance Party and each of their respective Affiliates and directors, officers, agents and employees (each, an "Indemnified Person") against all losses, claims, damages, liabilities, charges and related expenses incurred, if any, as a result of the making available of credit facilities under this Agreement in connection with the making of the offer by the Company for the shares in the Target or the implementation of the Acquisition except to the extent that the same results from the Indemnified Person's negligence or wilful default.

26.    EVIDENCE AND CALCULATIONS

26.1   Accounts

       Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

26.2   Certificates and determinations

       Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

26.3   Calculations

       Interest and the fees payable under Clause 22.2 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or where market practice otherwise dictates, 365 days.

27.    AMENDMENTS AND WAIVERS

27.1   Procedure

(a) Subject to Clause 27.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Banks (or if such amendment or waiver affects the rights and obligations of the Facility Agent in its capacity as such, with the agreement of the Company, the Majority Banks and the Facility Agent). The Facility Agent may effect, on behalf of the Finance Parties, any amendment or waiver to which the Banks (or, if only the agreement of the Majority Banks is required, the Majority Banks) have agreed.

(b) The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

27.2   Exceptions

       An amendment or waiver which relates to:

       (a)  the definition of "Majority Banks" in Clause 1.1 (Definitions);

       (b) an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;

       (c) an alteration in the rate of interest or commitment fee payable under this Agreement;

       (d)  an increase in a Bank's Commitment or the Total Commitments;

       (e) a term of a Finance Document which expressly requires the consent of each Bank;

       (f)  Clause 31 (Pro Rata Sharing) or this Clause 27;

       (g)  Clause 28.1 (Transfers by the Company); or

       (h)  Clause 2.3 (Nature of Finance Party's Rights and Obligations),

       may not be effected without the consent of each Bank.

27.3   Waivers and remedies cumulative

       The rights of each Finance Party under the Finance Documents:

       (a)  may be exercised as often as necessary;

       (b) are cumulative and not exclusive of its rights under the general law; and

       (c)  may be waived only in writing and specifically.

       Delay in exercising, partial exercise or non-exercise of any such right is not a waiver of that right.

28.    CHANGES TO THE PARTIES

28.1   Transfers by the Company

       The Company may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

28.2   Transfers by Banks

(a) A Bank (the "Existing Bank") may, subject to Clause 28.4 (Reference Banks), at any time without the consent of the Company, assign, transfer or novate all or any part of its Commitment and/or any of its rights and/or obligations under this Agreement to another person (the "New Bank"). Any partial assignment, transfer or novation must be in a minimum amount of US$10,000,000 or the whole of that Bank's Commitment if less.

(b)   A transfer of obligations will be effective only if either:

      (i) the obligations are novated in accordance with Clause 28.3 (Procedure for novations); or

      (ii) the New Bank confirms to the Facility Agent and the Company that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner, the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c) Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

(d) On each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent (unless waived by the Facility Agent) for its own account a fee of $1,000.

(e)    An Existing Bank is not responsible to a New Bank for:

      (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

      (ii) the collectability of amounts payable under any Finance document; or

      (iii) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(f) Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

      (i) has made its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

      (ii) will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)    Nothing in any Finance Document obliges an Existing Bank to:

      (i) accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

      (ii) support any losses incurred by the New Bank by reason of the non-performance by the Company of its obligations under this Agreement or otherwise.

(h) Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

28.3   Procedure for novations

(a)    A novation is effected if:

       (i)   the Existing Bank and the New Bank deliver to the Facility
             Agent a duly completed certificate, substantially in the form of
             Schedule 4 (a "Novation Certificate"); and

       (ii)  the Facility Agent executes it.

(b) Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Facility Agent to execute any duly completed Novation Certificate on its behalf.

(c) To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

       (i) the Existing Bank and the other Parties (the "existing Parties") will be released from their obligations to each other (the "discharged obligations");

       (ii) the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

       (iii) the rights of the Existing Bank against the existing Parties and vice versa (the "discharged rights") will be cancelled; and

       (iv) the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Facility Agent or, if later, the date specified in the Novation Certificate.

28.4   Reference Banks

       If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Facility Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

29.    DISCLOSURE OF INFORMATION

       Each Finance Party shall keep confidential any and all information made available to it by the Company pursuant to or in connection with the Finance Documents, save for information:

       (a)   which at the relevant time is in the public domain; or

       (b) which, after such information has been made available to any Finance Party, becomes generally available to third parties by publication or otherwise through no breach of this Clause 29 (Disclosure of Information) by such Finance Party; or

       (c) which was lawfully in the possession of such Finance Party or its advisers prior to such disclosure (as evidenced by the relevant Finance Party's written records or the written records of such Finance Party's advisers) and which was not acquired directly or indirectly from the Company; or

       (d) the disclosure of which is required by law or any competent regulatory body or which is necessitated by any legal proceeding or audit requirement; or

       (e) the disclosure of which is made to an Affiliate of such Finance Party in circumstances where it is such Finance Party's usual practice to make such disclosure or where such disclosure is required as part of such Finance Party's management or reporting policies or where such disclosure is in the reasonable opinion of such Finance Party required to protect its position, or to assist in the recovery of amounts, hereunder; or

       (f) the disclosure of which is made to any person with whom it is proposing to enter, or has entered, into any kind of transfer, participation or other agreement in relation to this Agreement; or

       (g) which is disclosed by such Finance Party to its professional advisers; or

       (h)  which is disclosed to another party to this Agreement.

30.    SET-OFF

       A Finance Party may set off any amount due and owed by the Company under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.    PRO RATA SHARING

31.1   Redistribution

       If any amount owing by the Company under this Agreement to a Finance Party is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 12 (Payments) (a "recovery"), then:

       (a) the relevant Finance Party (the "recovering Finance Party") shall, within three Business Days, notify details of the recovery to the Facility Agent;

       (b) the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 12 (Payments);

       (c) subject to Clause 31.3 (Exception), the recovering Finance Party shall within three Business Days of demand by the Facility Agent pay to the Facility Agent an amount (the "redistribution") equal to the excess;

       (d) the Facility Agent shall treat the redistribution as if it were a payment by the Company under Clause 12 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 12.7 (Partial payments); and

       (e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and the Company will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

31.2   Reversal of distribution

       If under Clause 31.1 (Redistribution):

       (a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

       (b) the recovering Finance Party has paid a redistribution in relation to that recovery,

       each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned by that Finance Party for the period whilst it held the redistribution. Thereupon, the subrogation in Clause 31.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

31.3   Exception

(a) A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Company concerned in the amount of the redistribution pursuant to Clause 31.1(e) (Redistribution).

(b) A Finance Party is not entitled to participate in a redistribution if the redistribution results from the proceeds of a judicial enforcement order obtained by the recovering Finance Party and the other Finance Party had adequate notice of and opportunity to participate in the proceedings concerned but did not do so.

32.    SEVERABILITY

       If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

       (a) the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

       (b) the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

33.    COUNTERPARTS

       This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

34.    NOTICES

34.1   Giving of notices

       All notices or other communications under or in connection with this Agreement shall be given in writing or by telex or facsimile. Any such notice will be deemed to be given as follows:

       (a)  if in writing, when delivered;

       (b) if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice; and

       (c)  if by facsimile, when received.

       However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

34.2   Addresses for notices

(a) The address, telex number and facsimile number of each Party (other than the Facility Agent) for all notices under or in connection with this Agreement are:

       (i) those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party; or

       (ii) any other notified by that Party for this purpose to the Facility Agent by not less than five Business Days' notice.

(b)    The address, telex number and facsimile number of the Facility
       Agent are:

       Deutsche Bank Luxembourg S.A.
       2, Boulevard Konrad Adenauer
       L-1115 Luxembourg

       Telex:   00  352 421 22 295/284
       Facsimile:   00 352 421 22 287
       For the attention of:  Loan Department

       or such other as the Facility Agent may notify to the other Parties by not less than five Business Days' notice.

(c) All notices from or to the Company shall be sent through the Facility Agent.

(d) The Facility Agent shall, promptly upon request from any Party, give to that Party the address, telex number or facsimile number of any other Party applicable at the time for the purposes of this Clause.

35.    LANGUAGE

(a) Any notice given under or in connection with any Finance Document shall be in English.

(b) All other documents provided under or in connection with any Finance Document shall be:

       (i)  in English; or

       (ii) if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

36.    JURISDICTION

36.1   Submission

       For the benefit of each Finance Party, the Company agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the non-exclusive jurisdiction of the English courts.

36.2   Service of process

       Without prejudice to any other mode of service, the Company:

       (a) irrevocably appoints Trusec Limited, 35 Basinghall Street, London EC2V 5DB as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

       (b) agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned; and

       (c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 34.2 (Addresses for notices).

36.3   Forum convenience and enforcement abroad

       The Company:

       (a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

       (b) agrees that a judgment or order, other than an interim judgment or order, of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction in accordance with the laws and procedures of that jurisdiction.

36.4   Non-exclusivity

       Nothing in this Clause 36 limits the right of a Finance Party to bring proceedings against the Company in connection with any Finance Document:

      (a)  in any other court of competent jurisdiction; or

      (b)  concurrently in more than one jurisdiction.

37.   GOVERNING LAW

      This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                  SCHEDULE 1

                             BANKS AND COMMITMENTS



             Banks                                    Commitments

                                                         US$

 Deutsche Bank Luxembourg S.A.                       440,000,000







     Total Commitments                               US$440,000,000
                                                     --------------

                                  SCHEDULE 2


                        CONDITIONS PRECEDENT DOCUMENTS



  1.  A copy of the Articles of Association of the Company.

  2.  A copy of a resolution of the board of directors of the Company:

      (a) approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

      (b) authorising a specified person or persons to execute on its behalf this Agreement; and

      (c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

  3. A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.

  4. A certificate of registration for the Company not older than three months issued by the Swedish Patent and Registration Office and certified by an authorised signatory of the Company to be a true copy.

  5. A certificate of an authorised signatory of the Company certifying that each copy document specified in this Schedule 2 (save for paragraphs 1 and 8) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

  6. A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

  7. Evidence of the acceptance by the process agent referred to in Clause 36.2 (Service of process) of its appointment under that Clause.

  8. (a) A legal opinion of Mannheimer Swartling Advokatbyra AB legal advisers in Sweden to the Company, addressed to the Finance Parties.

      (b) A legal opinion of Willkie Farr & Gallagher, legal advisers in New York to the Company, addressed to the Finance Parties to the effect that the use of proceeds of the Loan in connection with the Acquisition and the terms and provisions of this Agreement do not violate the margin regulations or any other United States federal or New Yorklaw or regulation.

      (c) A legal opinion of Advokatfirman Vinge, legal advisers in Sweden to the Facility Agent, addressed to the Finance Parties.

      (d) A legal opinion of Allen & Overy, legal advisers in England to the Facility Agent, addressed to the Finance Parties.

  9. A certificate of an authorised signatory of the Company addressed to the Facility Agent for the benefit of the Finance Parties certifying that no material adverse change in the business or financial condition of the Company has occurred since 31st December, 1998 nor in the consolidated financial condition of the Group since that date.

  10. Evidence satisfactory to the Facility Agent that the representation given by the Company in Clause 18.7 (Authorisations) is true and correct.

                                  SCHEDULE 3

                                FORM OF REQUEST



To:      DEUTSCHE BANK LUXEMBOURG S.A. as Facility Agent

From:    SECURITAS AB (publ)

         Date: [                               ]


                              SECURITAS AB (publ)

          US$440,000,000 facility agreement dated 18th February, 1999


     1.  We wish to borrow a Loan as follows:

         (a)  Drawdown Date: [             ]

         (b)  Principal Amount: [          ];

         (c)  Currency: [           ];

         (d)  Interest Period: [          ];

         (e)  Payment instructions: [                    ].

     2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.



By:


SECURITAS AB (publ)
Authorised signatory

                                  SCHEDULE 4


                          FORM OF NOVATION CERTIFICATE


To:    DEUTSCHE BANK LUXEMBOURG S.A. as Facility Agent

From:    [THE EXISTING BANK] and [THE NEW BANK]         Date:     [          ]


SECURITAS AB (publ)
US$440,000,000 facility agreement dated 18th February, 1999


We refer to Clause 28.3 (Procedure for novations).

1. We [                           ] (the "Existing Bank") and [         ]
   (the "New Bank") agree to the Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 28.3 (Procedure for novations).

2. The specified date for the purposes of Clause 28.3(c) is [date of novation].

3. The Facility Office and address for notices of the New Bank for the purposes of Clause 34.2 (Addresses for notices) are set out in the Schedule.

4. This Novation Certificate is governed by English law.

5. This Novation Certificate shall be treated for all purposes as part of the Agreement.


THE SCHEDULE


Rights and obligations to be novated


[Details of the rights and obligations of the Existing Bank to be novated].


[Existing Bank]                [New Bank]


By:  By:


Date:  Date:


[New Bank]


[Facility Office               Address for notices]


DEUTSCHE BANK LUXEMBOURG S.A.


By:


Date:

                                  SIGNATORIES


Company


SECURITAS AB (publ)


By:  /s/ Olof Bengtsson



Arranger


DEUTSCHE BANK AG


By:  /s/ Fritz Kropatscheck  /s/ Lothar Schlichting



Facility Agent


DEUTSCHE BANK LUXEMBOURG S.A.


By:  /s/ Lothar Schlichting



Banks


DEUTSCHE BANK LUXEMBOURG S.A.


By:  /s/ Lothar Schlichting